Exhibit 5.1

July 16, 2018

Provention Bio, Inc.

P.O. Box 666

Oldwick, New Jersey 08858

Ladies and Gentlemen:

We have acted as counsel for Provention Bio, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, the “462(b) Registration Statement”). The 462(b) Registration Statement related to the Registration Statement on Form S-1 (File No. 333-224801) originally filed with the Commission on May 9, 2018 (as amended, the “Registration Statement”) under the Securities Act. The 462(b) Registration Statement relates to the registration under the Securities Act of (i) up to 1,375,000 shares (“Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), (ii) warrants (“Underwriter’s Warrants”), issued to the underwriter to purchase shares of Common Stock and (iii) up to 137,500 shares of Common Stock underlying the Underwriter’s Warrants (“Underwriter’s Warrant Shares”). The Shares, the Underwriter’s Warrants and the Underwriter’s Warrant Shares are referred to herein, collectively, as the “Securities”. The proposed maximum aggregate offering price of the Securities is $6,187,500. The Securities are to be sold by the Company pursuant to an Underwriting Agreement by and between the Company and MDB Capital Group, LLC, as amended (as amended, the “Underwriting Agreement”). The Shares are to be sold by the Company to certain investors pursuant to a subscription agreement with each investor (each a “Subscription Agreement” and collectively, the “Subscription Agreements”) and pursuant to the Underwriting Agreement. This opinion is being rendered in connection with the filing of the 462(b) Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation, filed as Exhibit 3.1 to the Registration Statement, as currently in effect, (ii) the Company’s Bylaws, filed as Exhibit 3.2 to the Registration Statement, as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the 462(b) Registration Statement, (v) the Underwriting Agreement, (v) the form of Subscription Agreement, and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts. In rendering our opinions below, we have also assumed that each of the Underwriter’s Warrants, the Underwriting Agreement and the Subscription Agreements constitutes a valid and binding agreement of each of the parties thereto (other than the Company), enforceable against the parties thereto in accordance with its terms.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that: (i) the Shares, when issued and sold as contemplated in the Registration Statement and the related Prospectus, and upon payment and delivery in accordance with the Underwriting Agreement and the Subscription Agreements, will be validly issued, fully paid and non-assessable, (ii) the Underwriter’s Warrant Shares, when issued and delivered by the Company against payment therefor, upon the exercise of the Underwriter’s Warrants in accordance with the terms therein, will be validly issued, fully paid, and non-assessable and (iii) the Underwriter’s Warrant, when issued as set forth in the Registration Statement and the related Prospectus, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally, and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the 462(b) Registration Statement and to the reference to our firm under the caption “Legal Matters” in the related Prospectus which is incorporated by reference into the 462(b) Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP